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                                                                 EXHIBIT 10.41.1

                             CHOLESTECH CORPORATION

                               FIRST AMENDMENT TO
                      CHANGE OF CONTROL SEVERANCE AGREEMENT

         This First Amendment to the Change of Control Severance Agreement dated as of June 14, 2001 (the "Agreement"), is made as of January 23, 2003 (the "Amendment"), by and between Cholestech Corporation, a California corporation (the "Company"), and Warren E. Pinckert II (the "Employee").

         WHEREAS, the Company and the Employee desire to amend Section 1(d) and
Section 6 of the Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, the Company and the Employee agree as follows:

         1. Section 1(d) is hereby amended to read in its entirety as follows:

         "Involuntary Termination. "Involuntary Termination" shall mean (i) the failure of an acquiring corporation to offer the Employee the position of Chief Executive Officer of the acquiring corporation following a Change of Control;
(ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee's express written consent, a reduction by the Company of the Employee's base salary or target bonus as in effect immediately prior to such reduction; (iv) without the Employee's express written consent, a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below."

         2. Section 6 is hereby amended to read in its entirety as follows:

         "Golden Parachute Excise Tax. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") that are subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then the Employee shall receive (i) a one-time payment from the Company sufficient to pay such excise tax (the "Excise Tax Gross-Up"), and (ii) an additional one-time payment from the Company sufficient to pay the additional excise tax and federal and state income taxes arising from the Excise Tax Gross-Up made by the Company to the Employee pursuant to this Section (the "Additional Gross-Up"); provided, however, that the Company shall only pay the Excise Tax Gross-Up and Additional Gross-Up if the cumulative value of such payments to the Employee equals or exceeds $10,000. In the event that such payments to the Employee is less than $10,000, then the Employee's benefits hereunder shall

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be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Employee otherwise agree in writing, the determination of the Employee's excise tax liability and the amount required to be paid under this Section 6 shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"). In the event that the Excise Tax incurred by the Employee is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and the Employee agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations concerning the application of the Code for which there is a "substantial authority" tax reporting position. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this
Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6."

         3. Except as amended as set forth above, the Agreement shall continue in full force and effect and the parties thereto shall continue to enjoy and be bound by all of their rights and obligations thereunder.

         4. This Amendment shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         5. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         6. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this First
Amendment to the Change of Control Severance Agreement as of the day and year first above written.

                                          CHOLESTECH CORPORATION
                                          a California corporation

                                          By: /s/ John H. Landon
                                              ----------------------------------
                                              John H. Landon
                                              Chairman of the Board of Directors

                                          /s/ Warren E. Pinckert II
                                          --------------------------------------
                                          Warren E. Pinckert II

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